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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                             (Amendment No.   3   )*
                                           -------

                           Pomeroy IT Solutions, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    731822102
                            -----------------------
                                 (CUSIP Number)



                                December 31, 2003
               ---------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                                [x] Rule 13d-1(b)
                                [_] Rule 13d-1(c)
                                [_] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                Page 1 of 9 pages

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--------------------------                            --------------------------
 CUSIP No. 731822102                   13G              Page 2 of 9 Pages
--------------------------                            --------------------------

--------------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Columbia Wanger Asset Management, L.P.  36-3820584
--------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

           Not Applicable                                          (a)[_]
                                                                   (b)[_]
--------------------------------------------------------------------------------
  3    SEC USE ONLY


--------------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
--------------------------------------------------------------------------------
     NUMBER OF      5   SOLE VOTING POWER

      SHARES                None
                  --------------------------------------------------------------
   BENEFICIALLY     6   SHARED VOTING POWER

     OWNED BY               750,000
                  --------------------------------------------------------------
       EACH         7   SOLE DISPOSITIVE POWER

     REPORTING              None
                  --------------------------------------------------------------
    PERSON WITH     8   SHARED DISPOSITIVE POWER

                            750,000
--------------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           750,000                                                    [_]
--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           Not Applicable
--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           6.2%
--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON*

           IA
--------------------------------------------------------------------------------

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--------------------------                            --------------------------
 CUSIP No. 731822102                   13G              Page 3 of 9 Pages
--------------------------                            --------------------------

--------------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           WAM Acquisition GP, Inc.
--------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

           Not Applicable                                          (a)[_]
                                                                   (b)[_]
--------------------------------------------------------------------------------
  3    SEC USE ONLY


--------------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
--------------------------------------------------------------------------------
     NUMBER OF      5   SOLE VOTING POWER

      SHARES                None
                  --------------------------------------------------------------
   BENEFICIALLY     6   SHARED VOTING POWER

     OWNED BY               750,000
                  --------------------------------------------------------------
       EACH         7   SOLE DISPOSITIVE POWER

     REPORTING              None
                  --------------------------------------------------------------
    PERSON WITH     8   SHARED DISPOSITIVE POWER

                            750,000
--------------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           750,000                                                    [_]
--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           Not Applicable
--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           6.2%
--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON*

           CO
--------------------------------------------------------------------------------

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Item 1(a)           Name of Issuer:

                          Pomeroy IT Solutions, Inc.

Item 1(b)           Address of Issuer's Principal Executive Offices:

                          1020 Petersburg Road
                          Hebron, KY 41048

Item 2(a)           Name of Person Filing:

                          Columbia Wanger Asset Management, L.P. ("WAM")
                          WAM Acquisition GP, Inc., the general partner of WAM
                           ("WAM GP")

Item 2(b)           Address of Principal Business Office:

                          WAM and WAM GP are both located at:

                          227 West Monroe Street, Suite 3000
                          Chicago, Illinois  60606

Item 2(c)           Citizenship:

                          WAM is a Delaware limited partnership and WAM GP is a Delaware corporation.

Item 2(d)           Title of Class of Securities:

                          Common Stock

Item 2(e)           CUSIP Number:

                          731822102

Item 3              Type of Person:

                          (e)   WAM is an Investment Adviser registered under
                                section 203 of the Investment Advisers Act of 1940; WAM GP is the General Partner of the Investment Adviser.

                               Page 4 of 9 pages

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Item 4              Ownership (at December 31, 2003):

                          (a) Amount owned "beneficially" within the meaning of rule 13d-3:

                                750,000

                          (b)   Percent of class:

                                6.2% (based on 12,194,867 shares outstanding as of November 5, 2003).

                          (c)   Number of shares as to which such person has:

                                    (i)   sole power to vote or to direct the
                                          vote: none

                                   (ii)   shared power to vote or to direct the
                                          vote: 750,000

                                  (iii) sole power to dispose or to direct the disposition of: none

                                   (iv)   shared power to dispose or to direct
                                          disposition of: 750,000

Item 5              Ownership of Five Percent or Less of a Class:

                          Not Applicable

Item 6              Ownership of More than Five Percent on Behalf of Another
                    Person:

                          The shares reported herein have been acquired on behalf of discretionary clients of WAM. Persons other than WAM and WAM GP are entitled to receive all dividends from, and proceeds from the sale of, those shares.

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company:

                          Not Applicable

Item 8              Identification and Classification of Members of the Group:

                          Not Applicable

Item 9              Notice of Dissolution of Group:

                          Not Applicable

                               Page 5 of 9 Pages

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Item 10             Certification:

                          By signing below I certify that, to the best of my
                    knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                Page 6 of 9 Pages

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                                    Signature

       After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 10, 2004

                     The undersigned corporation, on the date above written, agrees and consents to the joint filing on its behalf of this Schedule 13G in connection with its beneficial ownership of the security reported herein.

                                     WAM Acquisition GP, Inc.
                                         for itself and as general partner of
                                         COLUMBIA WANGER ASSET MANAGEMENT, L.P.



                                     By: /s/ Bruce H. Lauer
                                         ---------------------------------------
                                             Bruce H. Lauer
                                             Senior Vice President and Secretary

                               Page 7 of 9 Pages

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                                  Exhibit Index

Exhibit 1 Joint Filing Agreement dated as of February 10, 2004 by and between Columbia Wanger Asset Management L.P. and WAM Acquisition GP, Inc.

                               Page 8 of 9 Pages

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                                                                       EXHIBIT 1

                             JOINT FILING AGREEMENT

         The undersigned hereby agree to the joint filing of the Schedule 13G to which this Agreement is attached.

               Dated: February 10, 2004

                                     WAM Acquisition GP, Inc.
                                         for itself and as general partner of
                                         COLUMBIA WANGER ASSET MANAGEMENT, L.P.



                                     By: /s/ Bruce H. Lauer
                                         ---------------------------------------
                                             Bruce H. Lauer
                                             Senior Vice President and Secretary

                               Page 9 of 9 Pages